EXHIBIT 8

                        Consent of Deloitte & Touche LLP






INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Post-Effective Amendment No. 9 to Registration Statement No. 33-86500 of Ameritas Life Insurance Corp. Separate Account LLVL of our reports dated February 9, 2001, on the financial statements of Ameritas Life Insurance Corp. and the financial statements of the subaccounts of Ameritas Life Insurance Corp. Separate Account LLVL, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



/s/Deloitte & Touche LLP

Lincoln, Nebraska
April 11, 2001




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